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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference, in the Registration Statements (Form S-8 No. 333-119803 and Form S-8 No. 333-163266), pertaining to the New York & Company, Inc. and subsidiaries Amended and Restated 2002 Stock Option Plan and the Amended and Restated 2006 Long-Term Incentive Plan, respectively, of our reports dated April 6, 2010, with respect to the consolidated financial statements and schedule of New York & Company, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of New York & Company, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended January 30, 2010.

                      /s/ Ernst & Young LLP

New York, New York
April 6, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm